EXHIBIT 10.33
RESOLUTION
Director Compensation

RESOLVED, that the Board of Directors adopt the following resolutions:

RESOLVED, that effective January 1, 2023, a director who is not an officer or employee of the Corporation or any of its subsidiaries (each a “Non-Employee Director”) and who serves as the chair of the Nominating, Governance and Social Responsibility Committee shall be entitled to receive a quarterly chair fee in the amount of $6,250, to be paid on each January 1, April 1, July 1, and October 1, provided such Non-Employee Director is serving as committee chair on such date.

FURTHER RESOLVED, that effective as of January 1, 2023, the foregoing resolution supersedes the resolutions adopted by the Board of Directors on November 19, 2021, pertaining to the quarterly chair fee for each Non-Employee Director who serves as the chair of the Nominating, Governance and Social Responsibility Committee.

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